Exhibit (a)(1)(F)

Sport Chalet, Inc.
Form of Rejection of Election Form

Date:
To:
From:	Sport Chalet, Inc.
Re:	Rejection of Election Form

Unfortunately, we could not accept your Election Form for the following reasons(s):

[ ]	The Election Form was received after the expiration date for the Exchange Offer.

[ ]	The Election Form was not properly signed (please note that the Election Form must be signed exactly as your name appears on the stock agreement for the stock options being surrendered).

[ ]	It is unclear what election was intended and/or you failed to make an election for each eligible option grant.

If you wish to participate in the Exchange Offer and the Exchange Offer has not yet expired, please correct the defect noted above and resubmit your Election Form.

Your corrected Election Form must be received before 5:00 p.m., Pacific Time, on November 6, 2009 (or such later time and date as may apply if the Exchange Offer is extended).

If we do not receive a properly completed and acknowledged Election Form before the deadline noted above, all eligible options currently held by you will remain outstanding according to their existing terms.

If you have any questions, please contact Steve Teng at telephone number (818) 949-5371 or by e-mail at steng@sportchalet.com.